SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant To Section 14(a) Of
                    The Securities Exchange Act Of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_]  Preliminary Proxy Statement
[_] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to Section 240.14a-12

                         ICN Pharmaceuticals, Inc.
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              (Name of Registrant as Specified in its Charter)

                                    N/A
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  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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     (2) Aggregate number of securities to which transaction applies:
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     (4) Proposed maximum aggregate value of transaction:
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[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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                                  ICN Statement

COSTA MESA, Calif. - April 3, 2001 -- ICN Pharmaceuticals, Inc. (NYSE: ICN) ICN issued the following statement in response to the release issued this afternoon by Special Situation Partners (SSP):

"ICN management and its board of directors find this move as another step by SSP to continuously disrupt the ability of ICN to complete its restructuring, manage the company effectively and to achieve a fair valuation for ICN stock in the marketplace.

"Tettamanti's background business and practices have been criticized by others in the past. For example, Forbes magazine has characterized him as " controversial. He and his companies have been involved in kick backs, insider trading and political corruption." ICN is developing information establishing that similar activities are continuing. We will continue our investigation of Tettamanti and his nominees, and will communicate the results of our investigation to our shareholders.

"We intend to pursue all appropriate action, including litigation, to protect the value of ICN.

"ICN has stated before and will state again that the company is committed to its restructuring and is proceeding in the best interests for the long-term benefits of its shareholders. The Company will not move precipitously for the benefit of short-term speculators.

"SSP's statement that `little or no tangible progress has been made' is flat wrong. In the last ten months:

o Filed the initial Ribapharm registration statement with the SEC and a revised prospectus will be filed shortly.

o ICN submitted a draft circular for the offering and listing of shares in ICN International on the Budapest and London Exchanges.

o    Repurchased $95 million in public debt as part of the restructuring.

o Elected to its board: The Right Honorable Kim Campbell, former Canadian Prime Minister; Dr. Ray Irani, Chief Executive Officer of Occidental Petroleum, an NYSE-listed company; and Rosemary Tomich, Chairman and Chief Executive Officer of Livestock Clearing, Inc. and a long-time member of Occidental Petroleum's Board of Directors.

"ICN has valuable strategic assets and a bright future and these are best managed under ICN's existing board of directors, and the management which has been responsible for the growth of the company from $1 million to $800 million and the development of one of the major drugs of our time."

                          -----------------------------

Legend:

ICN stockholders are strongly advised to read the proxy statement relating to ICN's 2001 annual meeting of stockholders when it becomes available, as it will contain important information. Stockholders will be able to obtain this proxy statement, any amendments to the proxy statement and other documents filed by ICN with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. In addition, ICN will mail the proxy statement to each stockholder of record on the record date to be established for the stockholders meeting. ICN will also make additional copies of the proxy statement and any amendments to the proxy statement available for free to ICN's stockholders. Please direct your request for the proxy statement to Investor Relations, ICN Pharmaceuticals, Inc., 3300 Hyland Avenue, Costa Mesa, California 92626, telephone (714) 545-0100, extension 3104.

Participant Information

In accordance with Rule 14a-12(a)(1)(i) of the Securities Exchange Act of 1934, as amended, the information concerning persons who may be deemed participants is as follows:

ICN, its executive officers and directors named below may be deemed to be participants in the solicitation of proxies for ICN's 2001 annual meeting of stockholders. The number of shares of ICN common stock beneficially owned by each of these persons as of March 31, 2001 is listed in parenthesis after his or her name.

Milan Panic, Chairman of the Board of Directors and Chief Executive Officer, (2,371,092); Adam Jerney, President and Chief Operating Officer and a director, (735,498); Richard A. Meier, Executive Vice President and Chief Financial Officer, (76,750); David C. Watt, Executive Vice President, General Counsel and Corporate Secretary, (188,204); John E. Giordani, Executive Vice President, (77,356); Bill A. MacDonald, Executive Vice President, Strategic Planning (44,250); Jack L. Sholl, Executive Vice President, Corporate Public Relations, (138,682); and Johnson Y.N. Lau, Senior Vice President, Research and Development, (18,750).

ICN's directors who are not also executive officers are: Norman Barker, Jr. (141,690); Birch E. Bayh, Jr. (97,266); Alan F. Charles (100,478); Stephen D.
Moses (84,505); Roger Guillemin M.D., Ph.D. (159,681); Jean-Francois Kurz (127,716); Thomas H. Lenagh (124,528); Roberts A. Smith Ph.D. (192,162); Andrei Kozyrev, Ph.D. (40,625), Kim Campbell, PC, QC (none), Rosemary Tomich (none) and Ray Irani (none).


ICN is also party to employment agreements with its executive officers which provide that, upon the occurrence of specific events following a change in control of ICN, the executive officers may be entitled to receive compensation and other payments. Additionally, ICN's executive officers have options to acquire shares of ICN's common stock, some of which are unvested as of the date hereof. These options will vest upon a change in control of ICN.

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